Exhibit 23.3

Consent of Guizhou Zhonggong Law Office

We hereby consent to the use of our firm’s name under the captions “Government Regulation” and “Legal Matters” in the Registration Statement on Form S-1 as originally filed by Zhen Ding Resources Inc. on January 26, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and in any amendments to such Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GUIZHOU ZHONGGONG LAW OFFICE

Guizhou, China
June 7, 2015